                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       The Bank of New York Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO                                        48 Wall Street, New York, N.Y. 10286
================================================================================

PROXY STATEMENT

This Proxy Statement is submitted in connection with the solicitation of proxies for the Annual Meeting of Shareholders ("Annual Meeting") by the Board of Directors of The Bank of New York Company, Inc. (the "Company"). The Board of Directors has fixed the close of business on March 24, 1997 as the time as of which shareholders of the Company entitled to notice of and to vote at the Annual Meeting shall be determined. The outstanding voting stock of the Company as of March 24, 1997 consisted of 385,625,705 shares of Common Stock ($7.50 par value) ("Common Stock"), each share being entitled to one vote. Only shareholders whose names appeared on the books of the Company at the close of business on March 24, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. The Company's By-laws provide that the presence at the Annual Meeting of the holders of a majority of the shares of the Company entitled to vote at such meeting constitutes a quorum for the transaction of business.

A Notice of Annual Meeting and a form of proxy are enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors will be voted for the election as directors of those nominees named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants, for the approval of the proposed amendment to the Company's 1993 Long Term Incentive Compensation Plan and against the shareholder proposals set forth in Items 4 and 5 of the form of proxy. Should any nominee for director named in this Proxy Statement become unable or unwilling to accept nomination or election, which is not anticipated, it is intended that the persons acting as proxies will vote for the election of such other person, if any, as the Board of Directors may recommend.

A PLURALITY OF THE VOTES CAST IS SUFFICIENT TO ELECT DIRECTORS AND A MAJORITY OF THE VOTES CAST IS SUFFICIENT TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AND TO ADOPT THE SHAREHOLDER PROPOSALS. THE FAVORABLE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES ENTITLED TO VOTE THEREON IS SUFFICIENT TO APPROVE THE AMENDMENT TO THE COMPANY'S 1993 LONG TERM INCENTIVE COMPENSATION PLAN.

FOR PURPOSES OF DETERMINING THE VOTES CAST WITH RESPECT TO ANY MATTER PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING, ONLY THOSE CAST "FOR" OR "AGAINST" ARE COUNTED. PURSUANT TO NEW YORK LAW, ABSTENTIONS, BROKER "NON-VOTES" (OR VOTES "WITHHELD" IN THE ELECTION OF DIRECTORS) WILL NOT BE COUNTED.

The management of the Company knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Shareholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote on them in accordance with their judgment.

Each shareholder has the right to revoke a proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 31, 1997.

The cost of soliciting the proxies to which this Proxy Statement relates will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone or telegram by officers and regular employees of the Company and its subsidiaries who will not be specifically compensated therefor. The Company has engaged Morrow & Co. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses. The Company will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

The Company is a bank holding company whose principal subsidiary is The Bank of New York (the "Bank"). The Company and the Bank are incorporated under the laws of the State of New York. The interests of shareholders are represented by the Board of Directors, which oversees the business and management of the Company. Information concerning the members of the Board of Directors who are standing for reelection is set forth below under the caption "Nominees for Election as Directors." This solicitation of proxies is intended to give all shareholders a chance to vote for the persons who are to be their representatives in the governance of the Company.

In accordance with New York law, the Company's By-laws set forth the Board's responsibilities and establish various corporate authorizations. The By-laws also deal with the organization of the Board, which is described below. The Board has the power to amend the By-laws.

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Ms. Martha T. Muse and Mr. W.S. White, Jr. are retiring from the Board and will not stand for reelection. Mr. Chevalier retired from the Board on December 31, 1996.

During 1996, the Board of Directors of the Company met a total of 12 times. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served during 1996 except Mr. Kogan who joined the Board in June 1996 and attended 6 of 9 meetings held during the time he was a director. The Board of the Bank, which during 1996 included all the members of the Board of Directors of the Company, held a regular meeting each month.

The Board of Directors of the Company has appointed several committees which have responsibility for particular corporate matters. There follows a description of each committee and its functions, including certain information concerning the directors standing for reelection who serve on such committee.

The Board of Directors of the Company has a Nominating Committee whose members during 1996 were Messrs. Chaney (Chairman), Hennessy, Malone and Morley. The Nominating Committee is willing to consider nominations for future election to the Board, and shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. The Nominating Committee met three times during 1996.

The Board of Directors of the Company has an Executive Committee whose members during 1996 were Messrs. Bacot (Chairman), Barth, Chaney, Chevalier, Gomory, Griffith, Hennessy, Miller and Renyi, and Mses. Muse and Rein. The Executive Committee has the full authority of the Company's Board of Directors, except for limitations relating to major corporate matters. The Executive Committee met twice in 1996.

The Board of Directors of the Company annually appoints an Audit Committee, comprising directors who are not officers of the Company, to consider relevant accounting matters arising in such year. Ms. Muse (Chairwoman), Messrs. Biondi, Chaney, Gomory, Hennessy, Kogan, Luke, White and Ms. Rein, served on the Audit Committee during 1996. The duties of the Audit Committee include reviewing examinations made by the regulatory authorities, reviewing and approving the program of the internal auditor, recommending to the Board of Directors the selection of independent public accountants, reviewing audited financial statements presented to shareholders and the soundness of internal accounting controls, and reporting its findings to the Board of Directors. The Audit Committee met six times in 1996.

The Board of Directors of the Company has a Compensation Committee whose members during 1996 were Messrs. Morley (Chairman), Chaney, Malone, Miller and Sells. The Compensation Committee is responsible for matters of executive compensation and administration of the Company's incentive compensation plans. The Compensation Committee met six times during 1996.

The Board of Directors of the Company has a Pension Committee whose duties are to ascertain that the retirement plans of the Company are in compliance with the Employee Retirement Income Security Act of 1974, to review the investments in the trust funds of the plans and to report to the Board on these matters. Messrs. White (Chairman), Barth, Luke and Morley and Ms. Rein served on the Pension Committee during 1996. The Pension Committee met two times during 1996.

During 1996, each director who was not an officer of the Company or its subsidiaries received an annual retainer of $26,000 and 1200 shares of Common Stock as adjusted for the 2 for 1 stock split effective August 8, 1996. In addition, each director who was not an officer of the Company or its subsidiaries received a fee of $1,800 for each meeting of the Board and any committee which the director attended. The Chairman of the Audit Committee received an additional annual retainer fee of $7,000, the Chairman of the Compensation Committee received an additional annual retainer fee of $5,000 and the Chairmen of the other Committees of the Board each received an additional annual retainer fee of $3,000. A director who serves on the Boards of both the Company and the Bank receives only one retainer. If the Boards of the Company and the Bank meet on the same day, only one fee is paid for attendance at both meetings. Officers of the Company and its subsidiaries do not receive any compensation for service on the Boards of the Company or its subsidiaries, or the committees thereof.

Under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the "Directors' Deferred Compensation Plan"), each director who is not an officer of the Company or any of its subsidiaries may elect to defer payment of the director's retainer and meeting fees. In accordance with the director's election, pursuant to the terms of the Directors' Deferred Compensation Plan, deferral of the retainer and meeting fees are allocated to accounts on the Company's books corresponding to the investment funds under the Company's profit-sharing plan; the accounts are adjusted to reflect the investment performance of such funds. All payments are made in cash, except that payment is made in shares of Common Stock with respect to amounts allocated to the Common Stock fund. The Directors' Deferred Compensation Plan contains provisions for the payment of each director's account balance upon such director's termination following a change of control (as defined in the Directors' Deferred Compensation Plan). The Directors' Deferred Compensation Plan is not funded and payments are made from the Company's general assets.

The Bank of New York Company, Inc. Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") provides retirement benefits to a director who retires from the Board after attaining age 60 or becoming disabled, and serving for at least five years, provided the director is not an employee or former employee entitled to retirement benefits under a retirement plan of the Company or its subsidiaries for services as an employee. The amount of the retirement benefit is equal to 50% of the director's annual cash retainer, increased by 10% for each additional year of service in excess of five years of service and subject to a maximum benefit of 100% of such retainer. If the director retires from the Board after attaining age 70, the retirement benefit is paid for the director's life; otherwise, it is paid for a number of years equal to the director's years of service on the Board (but in no event after the death of the director). The Directors' Retirement Plan contains provisions for the payment of each director's account balance upon such director's termination following a change of control (as defined in the Directors' Retirement Plan). The Directors' Retirement Plan is not funded and payments are made from the Company's general assets.

ELECTION OF DIRECTORS

Unless contrary instructions are given, the persons designated as proxies intend to vote on behalf of shareholders for the election of the nominees listed in the following pages. If any nominee shall unexpectedly become unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person, if any, as the Board of Directors may recommend. The directors elected will hold office until the next annual meeting and until their successors have been elected and qualified.

NOMINEES FOR ELECTION AS DIRECTORS

The following pages show each nominee for election as a director, his or her age, his or her principal occupation during the past five years, certain other directorships and trusteeships held, the year in which he or she became a director, and his or her holdings of Common Stock as of March 24, 1997.

All nominees who are presently serving as directors were elected to their present term of office by the shareholders with the exception of Messrs. Kogan, Luke and Papageorge who were elected by the Boards of Directors of the Company and the Bank.

The following information has been furnished by the nominees.

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Chairman and Chief Executive Officer of The Bank of New York Company,
J. CARTER               Inc. and Chairman of The Bank of New York
BACOT
1975                    Chairman and Chief Executive Officer of The Bank of New York Company,
COMMON SHARES:          Inc. since 1982. Chairman of The Bank of New York since 1982 and Chief
1,028,214               Executive Officer from 1982 through 1995. Director of Associates First
                        Capital Corp., The Bank of New York, Centennial Insurance Company,
                        Federal Reserve Bank of New York, Phoenix Home Life Mutual Insurance
                        Company, Time Warner, Inc., Woolworth Corporation, The
                        Philharmonic-Symphony Society of New York, Inc. and the Josiah Macy,
                        Jr. Foundation. Trustee of Atlantic Mutual Insurance Company. Life
                        Trustee and Chairman Emeritus of Hamilton College. Chairman and
                        Director of United Way of New York City. Member of The Bankers
                        Roundtable, Council on Foreign Relations, Economic Club of New York
                        and New York City Partnership, Inc. Age 64.
LOGO                    Retired: Formerly Chairman and Chief Executive Officer of Ciba-Geigy
RICHARD BARTH           Corporation
1989
COMMON SHARES:          Chairman of Ciba-Geigy Corporation from July, 1990 to December, 1996;
15,062                  President and Chief Executive Officer of Ciba-Geigy Corporation from
                        1986 to April 1996. Director of The Bank of New York, Bowater
                        Incorporated, Imclone Incorporated and Novartis Corporation (successor to Ciba-Geigy Corporation). Trustee of Committee for Economic
                        Development and Chairman of the Board of Trustees of New York Medical
                        College. Member of the American, New York and New Jersey Bar
                        Associations. Age 65.

LOGO                    Chairman and Chief Executive Officer of Universal Studios, diversified
FRANK BIONDI, JR.       entertainment operator
1995
COMMON SHARES:          Chairman and Chief Executive Officer of Universal Studios since April,
2,565                   1996. President and Chief Executive Officer of Viacom, Inc. from 1987 to January 1996. President and Chief Executive Officer of Viacom
                        International, Inc. from 1987 to January 1996. Director of The Bank of
                        New York, Vail Resorts, Leake and Watts Services and the Museum of
                        Television & Radio. Trustee of Princeton University and Claremont
                        Graduate School. Age 52.

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Chairman and Chief Executive Officer of Tiffany & Co., international
WILLIAM R.              designers, manufacturers and distributors of jewelry and fine goods
CHANEY
1989                    Chairman and Chief Executive Officer of Tiffany & Co. since 1984.
COMMON SHARES:          Director of The Bank of New York, Tiffany & Co., The Tinker Foundation
22,600                  Incorporated and Provident Holdings, Inc. Trustee of Atlantic Mutual
                        Insurance Companies. Chairman of the Fifth Avenue Association. Age 64.

LOGO                    President of Alfred P. Sloan Foundation, Inc., private foundation
RALPH E.
GOMORY                  President of Alfred P. Sloan Foundation, Inc. from 1989 to present.
1981                    Senior Vice President for Science and Technology of International
COMMON SHARES:          Business Machines Corporation from 1985 to 1989. Director of Ashland
46,800                  Inc., The Bank of New York, The Washington Post Company, Lexmark
                        International, Inc. and Polaroid Corp. Member of the National Academy
                        of Sciences and the National Academy of Engineering. Age 67.

LOGO                    Vice Chairman of The Bank of New York Company, Inc. and of The Bank of
ALAN R.                 New York
GRIFFITH
1990                    Vice Chairman of The Bank of New York Company, Inc. and of The Bank of
COMMON SHARES:          New York since December 1994. Senior Executive Vice President of The
334,683                 Bank of New York Company, Inc. and President and Chief Operating
                        Officer of The Bank of New York from June, 1990 to December, 1994.
                        Director of The Bank of New York and Downtown Lower Manhattan
                        Association. Trustee of Lafayette College, The ALS Association, Nature
                        Conservancy -- New York Region, and The Chesapeake Bay Foundation.
                        Member of the Bankers Roundtable. Age 55.

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Retired
EDWARD L.
HENNESSY, JR.           Chairman and Chief Executive Officer of Allied-Signal Inc. from 1979
1985                    to 1991. Director of The Bank of New York, The Wackenhut Corporation,
COMMON SHARES:          Lockheed Martin Corporation, NAI Technologies, Walden Residential
16,200                  Properties, Inc. and Fundamental Management Corporation. Trustee of
                        the Catholic University of America and Stevens Institute of
                        Technology. Director and Treasurer of March of Dimes. Age 68.

LOGO                    President and Chief Executive Officer of Schering-Plough Corporation,
RICHARD J.              manufacturer of pharmaceutical and consumer products
KOGAN
1996                    President and Chief Executive Officer of Schering-Plough Corporation
COMMON SHARES:          since January 1996. President and Chief Operating Officer from 1986 to
1,200                   1995. Director of The Bank of New York, Colgate-Palmolive Company,
                        Schering-Plough Corporation and the Board of Overseers of the Stern
                        School of Business at New York University. Trustee of Atlantic Mutual
                        Insurance Companies. Member of the Council on Foreign Relations. Age
                        55.

LOGO                    Chairman, President and Chief Executive Officer of Westvaco
JOHN A.                 Corporation. Manufacturer of paper, packaging and specialty chemicals
LUKE, JR.
1996                    Chairman, President and Chief Executive Officer of Westvaco
COMMON SHARES:          Corporation since 1996. President and Chief Executive Officer since
1,000                   1992. Director of Arkwright Mutual Insurance Co., The Bank of New
                        York, Westvaco Corporation, American Forest and Paper Association, The
                        Americas Society, Inc., United Negro College Fund. Trustee of Lawrence
                        University, and The Tinker Foundation. Governor: National Council of
                        The Paper Industry for Air and Stream Improvement, Inc. Age 48.

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Chairman of Tele-Communications, cable television multiple system
JOHN C.                 operator
MALONE
1986                    Chairman of Tele-Communications, Inc. since November 1996. Chairman
COMMON SHARES:          and Chief Executive Officer February, 1997 to March, 1997. Chairman,
12,600                  President and Chief Executive Officer November, 1996 to February,
                        1997. President and Chief Executive Officer 1973 to November, 1996.
                        Director of The Bank of New York, CATO Institute, Discovery
                        Communications, Inc., Tele-Communications, Inc., Tele-Communications
                        International, Inc. and Black Entertainment Television. Age 56.
LOGO                    Chief Executive Officer and Publisher of Our World News, LLC
DONALD L.
MILLER                  Chief Executive Officer and Publisher of Our World News, LLC since
1977                    November, 1995; Vice President -- Employee Relations, Dow Jones and
COMMON SHARES:          Company, Inc. from 1986 to 1995. Director of The Bank of New York,
31,044                  Advanced Consumer Marketing Corp., The Jackie Robinson Foundation and
                        Associated Black Charities. Trustee of Pace University. Age 65.

LOGO                    Retired
H. BARCLAY
MORLEY                  Chairman of Stauffer Chemical Company from 1977 to 1985; Chief
1976                    Executive Officer from 1974 to 1985. Director of The Bank of New York
COMMON SHARES:          and Schering-Plough Corporation. Age 67.
38,206

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Senior Executive Vice President of The Bank of New York Company, Inc.
DENO D.                 and Senior Executive Vice President and Chief Financial Officer of The
PAPAGEORGE              Bank of New York
1997
COMMON SHARES:          Chief Financial Officer of The Bank of New York since 1981 and Senior
338,261                 Executive Vice President since 1982. Senior Executive Vice President of The Bank of New York Company, Inc. since 1988. Director of The Bank of New York. Member of The Bankers Roundtable, Institute of Chartered
                        Accountants of Manitoba and New York Clearing House Financial Officers
                        Committee. Age 58.
LOGO                    Executive Vice President, Metropolitan Life Insurance Company,
CATHERINE A.            insurance and financial services
REIN
1981                    Executive Vice President -- Corporate Development and Services of
COMMON SHARES:          Metropolitan Life Insurance Company from 1989 to present. Senior Vice
20,883                  President from 1988 to 1989. Director of Corning Incorporated. The
                        Bank of New York, General Public Utilities Corp., New England
                        Investment Companies, Inc. and Inroads/New York City, Inc. Trustee of
                        the National Urban League and New York University Law Center
                        Foundation. Age 53.

        LOGO            President of The Bank of New York Company, Inc. and President and
      THOMAS A.         Chief Executive Officer of The Bank of New York
        RENYI
        1992            President of The Bank of New York Company, Inc. since March, 1992.
   COMMON SHARES:       Chief Executive Officer of The Bank of New York since January, 1996
       274,715          and President since December, 1994. Chief Operating Officer of The
                        Bank of New York from December, 1994 to January, 1996. Vice Chairman of The Bank of New York from 1992 to 1994. Senior Executive Vice
                        President and Chief Credit Policy Officer of The Bank of New York from
                        1989 to 1992. Director of The Bank of New York. Director and Treasurer
                        of New York Bankers Association. Charter Trustee of Rutgers, The State
                        University. Trustee, Fisher House Foundation. Member, The New York
                        Botanical Gardens Board of Managers. Member of the Bankers Roundtable.
                        Age 51.

      NOMINEE,
   YEAR ELECTED A
      DIRECTOR                                   PRINCIPAL OCCUPATION
AND SECURITIES OWNED                            AND OTHER INFORMATION
----------------------------------------------------------------------------------------------
---------------------

LOGO                    Retired
HAROLD E.
SELLS                   Chairman and Chief Executive Officer, Woolworth Corporation from 1989
1986                    to July, 1993; Chairman and Chief Executive Officer, F. W. Woolworth
COMMON SHARES:          Co. from 1987 to 1989. Director of The Bank of New York and
14,600                  Opportunity Village Retarded Association of Nevada Foundation. Age 68.

--------------------------------------------------------------------------------

                        SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of the Company's Common Stock as of March 24, 1997, by (1) each of the directors (including all nominees for reelection), (2) the chief executive officer and the other four most highly compensated executive officers and (3) all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and officers. No director or officer currently holds any shares of the Company's Preferred Stock.

                                                    SHARES THAT MAY BE
                                    SHARES OF         ACQUIRED WITHIN
                                   COMMON STOCK         60 DAYS BY                        PERCENT OF
                                   BENEFICIALLY     EXERCISE OF OPTIONS                     COMMON
    NAME OF BENEFICIAL OWNER          OWNED            AND WARRANTS           TOTAL        STOCK(1)
---------------------------------  ------------     -------------------     ---------     ----------
J. Carter Bacot..................    1,028,214           1,352,850          2,381,064
Richard Barth....................       15,062               1,200             16,262
Frank J. Biondi, Jr. ............        2,565                                  2,565
William R. Chaney................       22,600               4,000             26,600
Samuel F. Chevalier..............       22,007              21,718             43,725
Ralph E. Gomory..................       46,800                                 46,800
Alan R. Griffith.................      334,683             473,894            808,577
Edward L. Hennessy, Jr. .........       16,200                                 16,200
Richard J. Kogan.................        1,200                                  1,200
John A. Luke, Jr. ...............        1,000                                  1,000
John C. Malone...................       12,600                                 12,600
Donald L. Miller.................       31,044                                 31,044
H. Barclay Morley................       38,206                                 38,206
Martha T. Muse...................       15,076                 996             16,072
Deno D. Papageorge...............      338,261             613,154            951,415
Catherine A. Rein................       20,883                                 20,883
Thomas A. Renyi..................      274,715             661,154            935,869
Harold E. Sells..................       14,600                                 14,600
W. S. White, Jr. ................       17,880                                 17,880
All Directors and Executive
  Officers of the Company, as a
  Group (a total of 28 persons,
  including those named above)...    3,108,540           4,557,990          7,666,530         1.9%

---------------
(1) All percentages are less than 1% of the Company's outstanding shares of Common Stock except as indicated.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following tables present information concerning compensation for the Chief Executive Officer and the four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                 -----------------------------------
                                                                         AWARDS
                                                                 -----------------------
                                                                              SECURITIES
                                                                              UNDERLYING
                                                                               OPTIONS
                                                                               SARS(#)
                                                                              ----------
    NAME AND      YEAR            ANNUAL COMPENSATION                            (G)                      ALL OTHER
    PRINCIPAL     ----  ---------------------------------------                                       COMPENSATION(2)($)
    POSITION            SALARY($)    BONUS($)        OTHER                                 PAYOUTS    ------------------
----------------- (B)   ----------  ----------      ANNUAL                                ----------
                                                COMPENSATION($)                              LTIP     (I)
       (A)                 (C)         (D)      ---------------  RESTRICTED               PAYOUTS($)
                                                                    STOCK                 ----------
                                                      (E)        AWARD(S)($)
                                                                 -----------                 (H)
                                                                     (F)
J. Carter
 Bacot........... 1996  $1,050,000  $4,293,750(1)           --          --      240,000   $      --        $167,014
 Chairman         1995   1,047,116   3,684,375            --            --      200,000          --         166,393
                  1994     900,000   2,562,125            --            --      160,000   1,160,000         138,960
------------------------------------------------------------------------------------------------------------------
Thomas A. Renyi.. 1996     650,000   2,520,000(1)           --          --      140,000          --         103,390
 President        1995     553,270   1,855,000            --            --      100,000          --          87,917
                  1994     383,846     846,750            --            --       80,000     435,000          59,266
------------------------------------------------------------------------------------------------------------------
Samuel F.         1996     597,500   1,983,750(1)           --          --       40,000          --         113,092
 Chevalier....... 1995     535,000   1,655,625            --            --       80,000          --         101,164
 Vice Chairman(3) 1994     532,693   1,122,875            --            --       80,000     507,500          98,543
------------------------------------------------------------------------------------------------------------------
Alan R.
 Griffith........ 1996     417,692   1,428,750(1)           --          --       70,000          --          66,439
 Vice Chairman    1995     390,000   1,194,375            --            --       70,000          --          61,973
                  1994     363,846     713,125            --            --       60,000     435,000          57,033
------------------------------------------------------------------------------------------------------------------
Deno D.           1996     536,923   1,702,500(1)           --          --       80,000          --          85,404
 Papageorge...... 1995     460,000   1,421,250            --            --       80,000          --          73,097
 Senior Executive 1994     457,693     951,750            --            --       80,000     507,500          70,668
 Vice President

---------------
(1) The bonus amounts for 1996 consist of cash bonuses for performance against pre-established goals of $2,100,000, $1,170,000, $802,500, $585,000 and
    $690,000 awarded to Messrs. Bacot, Renyi, Chevalier, Griffith and Papageorge, respectively, and the value on December 31, 1996, of performance share awards made under the Company's 1993 Long-Term Incentive Plan, the vesting of which was based on 1996 performance. The number of shares which vested and the value thereof on December 31, 1996, for each of the Named Executive Officers are shown below.

                                                                                          Value as of
                                                                                          December 31,
                                                                      Shares Vested      1996 of Shares
                                                                     on December 31,         Vested
                                                                      1996 Pursuant         Pursuant
                                                                     to Awards Made      to Awards Made
                                                                         in 1994            in 1994
                                                                     ---------------     --------------
            Bacot..................................................       65,000           $2,193,750
            Renyi..................................................       40,000            1,350,000
            Chevalier..............................................       35,000            1,181,250
            Griffith...............................................       25,000              843,750
            Papageorge.............................................       30,000            1,012,500

(2) The items included under column (i) for 1996 consist of the following: (1) annual Company contributions on behalf of the named employees under the Company's profit-sharing plan, amounting to $157,500, $97,500, $89,625, $62,654, and $80,539 for Messrs. Bacot, Renyi, Chevalier, Griffith and Papageorge, respectively, (2) annual allocations under the Company's employee stock ownership plan for the accounts of Messrs. Bacot, Renyi, Griffith and Papageorge of $9,514, $5,890, $3,785 and $4,865, respectively, and (3) excess interest in the amount of $23,467 earned by Mr. Chevalier under a deferred compensation plan.

(3) Retired on January 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         NAME
----------------------                                                         POTENTIAL REALIZABLE
                                                                                     VALUE AT
(A)                                                                           ASSUMED ANNUAL RATES OF
                                       INDIVIDUAL GRANTS(1)                         STOCK PRICE
                        ---------------------------------------------------
                         NUMBER OF      % OF TOTAL    EXERCISE   EXPIRATION      APPRECIATION FOR
                         SECURITIES    OPTIONS/SARS   OR BASE       DATE      10-YEAR OPTION TERM(2)
                         UNDERLYING     GRANTED TO     PRICE     ----------   -----------------------
                        OPTIONS/SARS   EMPLOYEES IN    ($/SH)                              10%($)(4)
                         GRANTED(#)    FISCAL YEAR    --------      (E)                    ----------
                        ------------   ------------                            5%($)(3)
                            (B)            (C)          (D)                   ----------      (G)
                                                                                 (F)
Bacot.................     240,000          9.3%      $22.5625     1/9/06     $3,405,464   $8,630,115
Renyi.................     140,000          5.4        22.5625     1/9/06      1,986,521    5,034,234
Chevalier.............      40,000          1.5        22.5625     1/9/06        567,577    1,438,353
Griffith..............      70,000          2.7        22.5625     1/9/06        993,260    2,517,117
Papageorge............      80,000          3.1        22.5625     1/9/06      1,135,155    2,876,705

---------------
(1) All options were granted on January 9, 1996. For each named executive officer except Mr. Bacot and Mr. Chevalier, 4,432 of the indicated options are incentive stock options and become exercisable on January 9, 2000; the balance of the options are non-qualified stock options and become exercisable on January 9, 1997. For Mr. Bacot and Mr. Chevalier, all indicated options are non-qualified stock options and become exercisable on January 9, 1997.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) Values are based on an assumed stock price of $36.7519.

(4) Values are based on an assumed stock price of $58.5213.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

         NAME
----------------------
         (A)           SHARES ACQUIRED     VALUE          NUMBER OF        VALUE OF UNEXERCISED
                       ON EXERCISE(#)    REALIZED($)     SECURITIES       IN-THE-MONEY OPTIONS/
                       ---------------   ----------      UNDERLYING         SARS AT FY-END($)
                                                         UNEXERCISED      ----------------------
                             (B)            (C)        OPTIONS/SARS AT         EXERCISABLE/
                                                          FY-END(#)           UNEXERCISABLE
                                                      -----------------   ----------------------
                                                        EXERCISABLE/
                                                        UNEXERCISABLE     (E)
                                                      -----------------
                                                             (D)
Bacot.................     156,596       $2,442,231   1,172,746/261,718   $26,396,847/$3,118,023
Renyi.................           0                0     518,282/161,718    11,561,726/ 1,999,273
Chevalier.............      83,874          950,269           0/ 61,718             0/   880,523
Griffith..............      24,000          469,371     421,022/ 91,718     9,427,599/ 1,216,148
Papageorge............      36,000          558,370     582,282/101,718    13,183,599/ 1,328,023

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 1996

PRINCIPLES AND PROGRAM

The Company's executive compensation program is a pay for performance program. It is designed to:

          - motivate executives to enhance shareholder value with compensation plans that tie reward to Company performance; and,

          - target executive compensation at a level to ensure the Company's ability to attract and retain superior executives.

The Compensation Committee of the Board of Directors, which is composed entirely of outside directors, has the responsibility for the design, implementation and administration of the Company's executive compensation program.

To meet the above objectives, the program, which has both cash and equity elements, consists of base salary, an annual cash incentive bonus, performance share grants and stock options. In determining executive compensation, the Compensation Committee evaluates both the total compensation package and its individual elements. As part of its review, the Committee considers compensation data concerning the Company's key competitors developed by independent compensation consultants. Key competitors include banks in the peer group used for the five-year comparison of total shareholder return. It is expected that total compensation will vary annually based on Company and individual performance. The Compensation Committee and the management of the Company believe that compensation should be based both on short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels.

In evaluating the Company's 1996 financial performance, the Compensation Committee considered a variety of factors. Most noteworthy was 1996 being the fourth consecutive year of record results. Net income was $1,020 million, the highest in the Company's history, and an 11.6% increase over the $914 million reported in 1995. Earnings per fully diluted common share were a record $2.41, 12.1% higher than the $2.15 in 1995. The Company also achieved a record level of return on assets and return on average common equity. ROA was 1.90% in 1996 compared with 1.72% in 1995, while ROE was 19.98% compared with 19.42% in 1995. The Company's 1996 performance also reflected strong growth in fee income and continued tight control of operating expenses. The result was an efficiency ratio of 50.5%, once again among the best of any major bank in the United States. Capital levels remained strong and well in excess of the regulatory minimums for a "well-capitalized" bank. The Company's quarterly common stock dividend was raised twice in 1996; 11% or $.02 on January 10th and 10% or $.02 on July 9th to a record annual level of $.88 per share. After year end, on January 14, 1997, the quarterly dividend was raised an additional $.02, or 9.1% resulting in an annualized rate of $.96 per share. On July 9, 1996 the Company declared a 2-for-1 common stock split for holders of record on July 19. The price of a common share of stock rose 38.4% from the end of 1995 to year-end 1996 outperforming the Dow Jones Industrial Average and the Standard & Poor's 500, Money Center Bank and Regional Bank indexes.

Following is a description of the elements of executive compensation and a review of Mr. Bacot's compensation levels for 1996, as they relate to the Company's performance:

BASE SALARY

Base salary levels for executive officers are determined by the Salary Committee of The Bank of New York (the "Bank"), which comprises the same members as the Compensation Committee. The Committee assesses a number of factors in fixing the base salary of the executive officers (including the five most highly compensated) such as the level of responsibility of the particular position, compensation levels for positions of comparable responsibility at key competitors, the individual's performance, the Company's overall financial performance, and the business and inflationary climate. In considering base salary levels, the Committee considers all of these factors without giving specific weight to any one factor.

Base salary levels of executive officers are reviewed every quarter by the Salary Committee; individual increases generally occur every two years, but are occasionally awarded more frequently in exceptional cases, as when an individual is promoted to a new position with greater responsibility. Because of the substantial risk in the payout levels of the long-term incentive plan, the Salary Committee believes that base salary levels for the named executives should be at or above median for the peer group. Mr. Bacot's base salary is set at the high end of the comparison group due to his number of years as Chairman and Chief Executive Officer relative to the comparison group and because of the high level of risk inherent in the payout levels under the incentive plans. Mr. Bacot's base salary remained unchanged at $1,050,000 during 1996.

Performance evaluations of other executive officers are reviewed with the Committee by the Chief Executive Officer. Independent compensation consultants are used to confirm that the salary levels at the Company are within the range of the Company's key competitors. To ensure that compensation policy for the top executive officers is consistent with overall Company financial performance and executive compensation strategies, the Committee reviews the compensation awarded to approximately 40 of the Bank's most highly compensated executives.

ANNUAL CASH INCENTIVES

The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers based on a subjective evaluation of their individual contribution to Company financial performance for the year. Cash incentives to those executive officers named in the Summary Compensation Table are determined based on performance against preestablished corporate goals. If performance goals are not met, awards are scaled down against target, or eliminated. Heads of major business units and other key officers are eligible for incentive payments. Incentive awards are made after each year's results are known pursuant to the 1994 Management Incentive Compensation Plan, under which aggregate awards generally may not exceed 10% of the amount by which net income exceeds 7% of average shareholders' equity for the plan year. Although the Plan provides for a minimum aggregate award of $100,000, as a matter of policy, no awards are made pursuant to the Plan unless net income exceeds 7% of average shareholders' equity for the plan year. Upon recommendation of the Compensation Committee, Board approval is required for executive officer incentive payments.

In the case of Mr. Bacot, his bonus for 1996 was determined pursuant to goals that were established at the beginning of 1996. Net income was the performance basis for the award and the results indicated that his payout would be at the maximum, 200% of base salary. Cash incentive awards for the other four named executive officers were similarly determined pursuant to goals that were established at the beginning of 1996.

PERFORMANCE SHARE GRANTS

The Compensation Committee strongly endorses the use of performance shares in lieu of restricted shares as an important component of long-term incentive compensation for the most senior management of the Company. Whereas restricted stock usually has some value at vesting, performance share earnouts fluctuate based on Company results against pre-established goals over designated performance periods.

In 1994, performance share grants were made covering performance for calendar years 1994, 1995 and 1996. Therefore, no new performance share grants were made during 1996 to any executive officer. Shares granted in 1994 with a performance period equal to the 1996 calendar year, earned out at 125% of granted shares due to performance exceeding pre-established goals. Mr. Bacot earned 65,000 shares based on a grant of 52,000 shares. The value of these shares is included in the Bonus column of the Summary Compensation Table, and related footnote.

STOCK OPTION GRANTS

Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options currently held by an officer is not a factor in determining individual grants, and the Compensation Committee has not established any target level of ownership of Company Common Stock by the Company's officers. However, retention of shares of Company stock by officers is encouraged.

Stock option grants were made pursuant to the 1993 LTIP. During 1996, approximately 450 key officers received stock option grants including all executive officers. The number of option shares granted is based on a subjective evaluation of an individual's contribution to Company financial performance, his/her position and salary level in the Company and competitive compensation data. Stock options are issued annually at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Vesting terms for stock options are shown in the footnotes to the Option/SAR Grants in Last Fiscal Year table on page 12; the term of the options is ten years from the grant date.

The outside consultant used by the Committee has confirmed that Mr. Bacot's long-term incentive opportunity, which includes stock options and performance shares, is consistent with practices at other key competitors and should be targeted at the median levels of grants at peer companies. Accordingly, Mr. Bacot was awarded 240,000 option shares during 1996.

Under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the Company will not be able to take tax deductions for employee remuneration to the named executives to the extent such remuneration exceeds $1 million and is not based on performance as defined in Section 162(m) of the Code. The Company has modified its incentive compensation plans, has obtained and will continue to seek the necessary shareholder approvals and has established the requisite performance measurements to insure that compensation paid under those plans will be deductible. In order to maintain the desired degree of management flexibility to award compensation based upon individual performance, compensation which does not qualify for the deduction may also be paid.

                                          By:  The Compensation Committee,
                                             December 31, 1996

                                             William R. Chaney
                                             John C. Malone
                                             Donald L. Miller
                                             H. Barclay Morley
                                             Harold E. Sells

                       THE BANK OF NEW YORK COMPANY, INC.

               COMPARISONS OF FIVE-YEAR TOTAL SHAREHOLDER RETURN

                                  THE BANK OF
      MEASUREMENT PERIOD         NEW YORK CO.,
    (FISCAL YEAR COVERED)             INC         PEER GROUP        S&P 500
12/31/91                                100.00          100.00          100.00
12/31/92                                181.11          137.90          107.61
12/31/93                                197.71          168.75          118.40
12/31/94                                208.65          164.82          119.97
12/31/95                                364.25          271.67          165.00
12/31/96                                520.25          400.18          202.90

Value of assumed $100 investment on December 31, 1991 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poors 500 Stock Index or in the Peer Company Group Index. Dividends are reinvested.

PEER COMPANY GROUP

                            BankAmerica Corporation
                       Bankers Trust New York Corporation
                       The Chase Manhattan Corporation(3)
                        Chemical Banking Corporation(3)
                                    Citicorp
                        Continental Bank Corporation(1)
                          First Chicago NBD Bancorp(2)
                          First Interstate Bancorp(4)
                        J.P. Morgan and Co. Incorporated
                            Wells Fargo and Company

(1) Continental Bank Corporation was acquired by BankAmerica Corporation in 1994 and has therefore been deleted from the Peer Company Group as of 12/31/93.

(2) Reflects the Merger of First Chicago Corporation with NBD Bancorp effective 12/1/95. The 1995 performance for this stock was calculated based on returns accruing to holders of the common stock of First Chicago Corporation as of January 1, 1995.

(3) Chemical Banking Corporation acquired The Chase Manhattan Corporation and changed the name to The Chase Manhattan Corporation effective 4/1/96. 1996 Performance for The Chase Manhattan Corporation (new) reflects returns accruing to holders of the common stock of Chemical Banking Corporation as of January 1, 1996. 1996 performance for the Chase Manhattan Corporation
    (old) reflects returns accruing to holders of the common stock of The Chase Manhattan Corporation as of January 1, 1996.

(4) First Interstate Bancorp was acquired by Wells Fargo and Company effective 4/1/96. 1996 performance calculations for First Interstate Bancorp reflect returns accruing to holders of First Interstate Bancorp common stock as of January 1, 1996.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS. The executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement are currently parties to the agreements described below.

EMPLOYMENT AGREEMENTS. The agreements for Messrs. Bacot and Papageorge (the "Agreements") generally provide that in the event that, within two years after a Change of Control (as defined below) of the Company, such an executive officer either receives or gives notice that his employment will terminate for any reason, either voluntarily or involuntarily, other than because of death, disability, willful misconduct or retirement under the Company's Retirement Plan, such termination will not become effective until the earlier of (i) five years from the date of the Change of Control, (ii) death, (iii) an election to take early or disability retirement benefits and (iv) age 65 (such period being referred to hereinafter as the "Termination Period"). During the Termination Period, such employee will not be required to perform any services and, in general, will be entitled to (i) compensation at an annual rate equal to 100% of the highest rate of base and incentive pay paid during the 36 months prior to the commencement of the Termination Period, including payment under employee benefit plans, subject to reduction for amounts earned from other employment, and (ii) continued coverage (or the equivalent thereof) under all pension and insurance plans offered to regular salaried employees. For purposes of such coverage, the annual rate of compensation provided for in the Agreements, before reduction for other amounts earned, will be used as the basis for determining the level of benefits under any such plan, including the Company's Retirement Plan. In addition, at the commencement of the Termination Period, unless otherwise provided by applicable law or regulation, such executive officers will become fully vested in, and any installments not then due or exercisable will become accelerated and due or exercisable under, any stock options, performance awards or other deferred compensation (including interest thereon) granted to such executive officers prior to the commencement of the Termination Period. (As noted below, in the event of a Change in Control the 1988 and 1993 Long-Term Incentive Plans provide for vesting or exercisability, as applicable, for awards of stock appreciation rights, performance shares and restricted stock; the 1988 Long-Term Incentive Plan also provides for exercisability of stock options; and the 1993 Long-Term Incentive Plan also provides for a cash payment with respect to the portion of a stock option which is not fully exercisable.) The Agreements may be terminated by the Company at any time upon nine months' notice, provided that no such termination will be effective if a Change of Control has occurred. As of January 1, 1997, the annual rate of compensation payable under the terms of the Agreements to Messrs. Bacot and Papageorge would be $5,544,930 and $2,343,199, respectively. For purposes of the Agreements, a "Change of Control" is deemed to have taken place (i) if The Bank of New York becomes a "subsidiary" of any "company" (as such terms are defined in the Bank Holding Company Act of 1956) (provided that this clause (i) shall not be applicable to corporate reorganizations in which the present stockholders of the Company retain their approximate ownership interest), or (ii) any person (including a corporation, partnership or other group) files a Notice of Change of Control under the Change in Bank Control Act of 1978 with respect to the Company or The Bank of New York, such Notice is not disapproved or withdrawn and such person subsequently acquires 25% or more of the voting securities of the Company or The Bank of New York.

SEVERANCE AGREEMENTS. The severance agreements for Messrs. Renyi, Chevalier and Griffith (the "Severance Agreements") generally provide that in the event that, within 24 months after a "Change in Control" (as defined below) of the Company, such an executive officer either (i) receives notice that his employment will terminate for any reason (other than death, retirement, Cause or Disability (as defined in the Severance Agreements)) or (ii) gives notice that his employment will terminate for Good Reason (as defined in the Severance Agreements), such executive officer will be provided with severance pay in an amount equal to 2.99 times the annualized includable compensation for the base period. However, the Severance Agreements in all events limit the amount of such payments so that they will not be subject to excise tax as "excess parachute payments" (as defined in the Internal Revenue Code). The Severance Agreements, which commenced on October 11, 1994, supersede the Severance Agreements dated July 9, 1991, the initial term of which expired on December 31, 1994. Thereafter they became automatically renewable for consecutive one year periods unless terminated by either party on 90 days prior notice; provided, that notwithstanding any such notice, the Severance Agreements will continue in effect for 24 months after a Change in Control which occurs during the term thereof (as renewed, if applicable). As of January 1, 1997, the maximum severance payable under the Severance Agreements was $4,264,066 for Mr. Renyi, $6,883,690 for Mr. Chevalier and $3,477,392 for Mr. Griffith. Mr. Chevalier's agreement terminated when he retired on January 31, 1997.

OTHER EMPLOYEE BENEFIT MATTERS. In July 1994 Messrs. Bacot and Papageorge entered into Tax Reimbursement Agreements with the Company. The Tax Reimbursement Agreements provide that if any payments to be made to either of Messrs. Bacot and Papageorge for compensation or benefits pursuant to the Agreements are subject to the excise tax on excess parachute payments, the Company will pay to such officer an amount such that the net amount retained by him, after deduction of any federal, state and local income tax, employment tax and excise tax shall be equal to the total amount payable pursuant to the Agreements as if the excise tax had not applied.

Under the 1988 Long-Term Incentive Plan, in the event of a Change in Control (as defined below), (i) all stock options shall become exercisable in full, (ii) all stock appreciation rights which have been outstanding for at least six months shall become exercisable in full, (iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iv) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock awards granted in the form of share units shall be paid in cash. Furthermore, any holder of an award who is deemed by the Compensation Committee to be a statutory officer ("insider") for purposes of Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act"), shall be entitled, in lieu of the exercise of any stock option, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (x) in the event the Change in Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock option, or (y) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by the stock option, as determined by the Compensation Committee at such time. The Compensation Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

Under the 1993 Long-Term Incentive Plan, in the event of a Change in Control (as defined below), (i) all stock appreciation rights which have not been granted in tandem with stock options and which have been outstanding for at least six months shall become exercisable in full, (ii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock awards granted in the form of share units shall be paid in cash. Furthermore, any person who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (x) in the event the Change in Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (y) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

The Company entered into a trust agreement with an independent trustee in 1988 to establish a trust (the "Trust") to provide for the payment of amounts due to Messrs. Bacot and Papageorge upon a Change of Control (as defined in the Agreements) of the Company. The terms of the Trust provide for the payment to Messrs. Bacot and Papageorge of the full amounts payable to them pursuant to their employment agreements described above, including all annual compensation payments due and any retirement benefits payable to them thereunder. The Trust is revocable at any time at the option of the Company prior to a Change of Control. After the occurrence of a Change of Control, the Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Trust is funded by the deposit of an irrevocable letter of credit in the amount of $40 million issued by an entity unaffiliated with the Company.

The Company entered into a second trust agreement with an independent trustee in 1993 to establish a trust (the "Second Trust") to provide for the payment of amounts due to Messrs. Renyi, Chevalier and Griffith (and certain other senior executives) upon a Change in Control (as defined below) of the Company. The terms of the Second Trust provide for the payment to Messrs. Renyi, Chevalier and Griffith (and certain other senior executives) of the severance pay payable to them pursuant to their Severance Agreements described above. The Second Trust also provides for the payment of amounts due to participants under the Company's Supplemental Executive Retirement Plan and Excess Benefit Plan which include Messrs. Renyi, Chevalier and Griffith (and certain other senior executives). The Second Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Second Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Second Trust is funded by the deposit of an irrevocable letter of credit in the amount of $40 million issued by an entity unaffiliated with the Company.

The Company entered into a third trust agreement with an independent trustee in 1994 to establish a trust (the "Third Trust") to provide for amounts due to Messrs. Bacot and Papageorge upon a Change in Control (as defined below) of the Company. The terms of the Third Trust provide for the payment to Messrs. Bacot and Papageorge of the tax reimbursement payments payable to them under the terms of the Tax Reimbursement Agreements described above. The Third Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Third Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Third Trust is funded by the deposit of an irrevocable letter of credit in the amount of $21 million issued by an entity unaffiliated with the Company.

CHANGE IN CONTROL. A "Change in Control" for purposes of the Severance Agreements of Messrs. Renyi, Chevalier and Griffith, the Second and Third Trusts, the Supplemental Executive Retirement Plan and Excess Benefit Plan, the 1984 Stock Option Plan, the 1988 Long-Term Incentive Plan and the 1993 Long Term Incentive Plan is deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); or (B) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or
(C) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company or all or substantially all of the Company's assets.

PENSION BENEFITS

                               PENSION PLAN TABLE

                                           YEARS OF CREDITED SERVICE
               ---------------------------------------------------------------------------------
REMUNERATION      15           20            25             30             35             40
-------------  --------     --------     ----------     ----------     ----------     ----------
$ 100,000....  $ 24,750     $ 33,000     $   40,650     $   48,150     $   55,650     $   63,150
   200,000...    49,500       66,000         81,300         96,300        111,300        126,300
   300,000...    74,250       99,000        121,950        144,450        166,950        189,450
   400,000...    99,000      132,000        162,600        192,600        222,600        252,600
   500,000...   123,750      165,000        203,250        240,750        278,250        315,750
   600,000...   148,500      198,000        243,900        288,900        333,900        378,900
   700,000...   173,250      231,000        284,550        337,050        389,550        442,050
   800,000...   198,000      264,000        325,200        385,200        445,200        505,200
   900,000...   222,750      297,000        365,850        433,350        500,850        568,350
 1,000,000...   247,500      330,000        406,500        481,500        556,500        631,500
 1,100,000...   272,250      363,000        447,150        529,650        612,150        694,650
 1,200,000...   297,000      396,000        487,800        577,800        667,800        757,800
 1,300,000...   321,750      429,000        528,450        625,950        723,450        820,950
 1,400,000...   346,500      462,000        569,100        674,100        779,100        884,100
 1,500,000...   371,250      495,000        609,750        722,250        834,750        947,250
 1,600,000...   396,000      528,000        650,400        770,400        890,400      1,010,400
 1,700,000...   420,750      561,000        691,050        818,550        946,050      1,073,550
 1,800,000...   445,500      594,000        731,700        866,700      1,001,700      1,136,700
 1,900,000...   470,250      627,000        772,350        914,850      1,057,350      1,199,850
 2,000,000...   495,000      660,000        813,000        963,000      1,113,000      1,263,000
 2,100,000...   519,750      693,000        853,650      1,011,150      1,168,650      1,326,150
 2,200,000...   544,500      726,000        894,300      1,059,300      1,224,300      1,389,300
 2,300,000...   569,250      759,000        934,950      1,107,450      1,279,950      1,452,450
 2,400,000...   594,000      792,000        975,600      1,155,600      1,335,600      1,515,600
 2,500,000...   618,750      825,000      1,016,250      1,203,750      1,391,250      1,578,750
 2,600,000...   643,500      858,000      1,056,900      1,251,900      1,446,900      1,641,900
 2,700,000...   668,250      891,000      1,097,550      1,300,050      1,502,550      1,705,050
 2,800,000...   693,000      924,000      1,138,200      1,348,200      1,558,200      1,768,200
 2,900,000...   717,750      957,000      1,178,850      1,396,350      1,613,850      1,831,350
 3,000,000...   742,500      990,000      1,219,500      1,444,500      1,669,500      1,894,500

Individuals listed in the Summary Compensation Table on page 11 had the following covered compensation, and years of credited service as of December 31, 1996, respectively: J. Carter Bacot, $2,999,039, 36 years; Thomas A. Renyi, $1,377,372, 25 years; Alan R. Griffith, $920,513, 30 years; and Deno D. Papageorge, $1,144,872, 27 years. Covered compensation consists of the average of the three highest consecutive years of combined salary and bonus paid in the last ten years, and corresponds to those amounts indicated in column (c) and the cash portion of the amounts indicated in column (d) of the Summary Compensation Table.

For Messrs. Bacot, Renyi, Papageorge and Griffith, the Pension Plan Table sets forth the estimated annual pension benefit in the form of a straight life annuity payable at normal retirement age before reduction for Social Security benefits.

Mr. Chevalier's estimated annual pension benefit at normal retirement age, before reduction for Social Security benefits, was $744,561 as of December 31, 1996. That amount consisted of benefits accrued under the Retirement Plan of The Bank of New York Company, Inc., the former Retirement Plan of Irving Bank Corporation and Affiliated Companies (which was merged into the Retirement Plan of The Bank of New York Company, Inc. on December 31, 1992), the Excess Benefit Plan of Irving Bank Corporation and Affiliated Companies and The Bank of New York Company, Inc. Supplemental Executive Retirement Plan.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Company has purchased directors' and officers' liability and corporate reimbursement insurance, covering all directors and officers of the Company and all subsidiaries, from the following underwriters: National Union Fire Insurance Company of Pittsburgh, PA.; Lloyd's of London; Bankers Insurance Company, Limited; Corporate Officers and Directors Assurance Ltd.; and ACE Insurance Company Ltd. These policies are dated December 1, 1996 at a total premium expense for a one year period of $1,268,000, which was paid by the Company.

CERTAIN TRANSACTIONS

In the ordinary course of business, the Company and certain of its subsidiaries have had, and expect to continue to have, banking and fiduciary transactions with a number of their directors and executive officers and their associates and members of their immediate families. Such transactions are all on bases comparable to similar transactions with others who are not within such group.

Certain of the Company's executive officers and directors and members of their immediate families are customers of the Company and its subsidiaries, and certain of the Company's executive officers and directors are executive officers, directors or beneficial owners of 10 percent or more of any class of equity securities of corporations, or members of partnerships, which are customers of or suppliers to the Company and its subsidiaries. As such customers or suppliers, their transactions were in the ordinary course of business. Such customer transactions include borrowings, all of which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than a normal risk of collectability or present any other unfavorable features.

During 1996, John C. Malone, a director of the Company was also president and chief executive officer and a holder of more than 10 percent of the equity securities of Tele-Communications, Inc. The Company made loans to Tele-Communications, Inc. and certain of its affiliated companies during 1996 and the largest aggregate amount of indebtedness outstanding at any one time during 1996 was approximately $523 million net of loans participated to the Bank. As of February 28, 1997 approximately $328 million, net of loans participated to the Bank, was outstanding to Tele-Communications, Inc. and its affiliates. In addition to the loans made by the Company, bank subsidiaries of the Company made loans to Tele-Communications, Inc. and certain of its affiliated companies. All of these loans were made for a variety of corporate purposes and bear interest at market rates of interest based on various interest rate indices.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes its executive officers and directors have complied with all applicable
Section 16(a) filing requirements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 31, 1996 concerning persons which to the knowledge of the Company had beneficial ownership of more than 5% of the voting securities indicated.

 TITLE
  OF                         NAME AND                       AMOUNT AND NATURE OF     PERCENT
 CLASS              ADDRESS OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP     OF CLASS
-------    ---------------------------------------------    --------------------     --------
Common
  Stock    FMR Corp.(1)                                        39,079,935 shares       9.96%
           82 Devonshire Street
           Boston, Massachusetts 02109
Common
  Stock    The Capital Group Companies, Inc. and               23,229,240 shares        5.9%
           Capital Research and Management Company (2)
           333 South Hope Street
           Los Angeles, CA 90071

---------------
(1) FMR Corp. through subsidiaries had the sole dispositive power with respect to all of the reported shares and sole power to vote 6,496,170 of such shares. Edward C. Johnson, 3rd, Chairman of FMR Corp., and members of the Edward C. Johnson, 3rd family and trusts for their benefit may be deemed to be a beneficial owner of the shares owned beneficially by FMR Corp.

(2) Capital Research and Management Company, an investment advisor and a wholly owned subsidiary of The Capital Group Companies, Inc. had the sole dispositive power with respect to all of the reported shares. The Capital Group Companies, Inc. may be deemed to be a beneficial owner of the shares owned beneficially by Capital Research and Management Company.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as the Company's independent public accountants for the year 1997, and the shareholders will be asked to ratify such appointment at the Annual Meeting. In 1996 the fees paid to Ernst & Young LLP for all services, including their work in connection with registration statements, tax compliance and operational procedures, were approximately $1.8 million.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S
1993 LONG TERM INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

On January 14, 1997 and March 11, 1997, the Board of Directors adopted amendments to the 1993 LTIP, effective upon shareholder approval. The amendments will enable the Company to continue to be entitled to federal income tax deductions with respect to awards of performance based compensation to the Chief Executive Officer and the four other most highly compensated executive officers of the Company to the extent their annual remuneration exceeds $1 million. The Board of Directors recommends that the shareholders approve the adoption of the amendments to the 1993 LTIP.

Amendments. The amendments provide that effective March 11, 1997 no employee may receive stock option grants in any year for more than 750,000 shares.

Under the amendments, awards of performance shares to the Chief Executive Officer and the employees whom the Compensation Committee considers likely to be among the four most highly compensated executive officers for the year in which an award is made or payable shall, except to the extent determined otherwise by the Compensation Committee, be subject to performance conditions. The conditions must be established within 90 days after the start of the performance period and be based on the achievement by the Company or, if applicable, a business unit of a specified target operating income, net income, earnings per share, return on assets, return on equity, any combination of the foregoing, or on the achievement of a targeted shareholder return. The Compensation Committee may reduce or eliminate an award of performance shares to such officers, notwithstanding the achievement of a specified target. The maximum number of performance shares subject to any award to such an officer is 300,000 for each 12 months during the performance period; to the extent the award is paid in cash the maximum is the cash value of such shares at the closing price on the Common Stock's last trading day on the New York Stock Exchange (the "NYSE") during the period. If such an officer terminates employment for any reason during the period, the award will be payable to the extent determined by the Compensation Committee if the performance conditions are achieved.

The following is a summary of the principal terms of the 1993 LTIP as amended to date, in addition to the amendments discussed above:

General. The purpose of the 1993 LTIP is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging its employees and the employees of its subsidiaries to acquire an ownership position in the Company, enhancing its ability to attract and retain employees of outstanding ability and providing employees with an interest in the Company parallel to that of the Company's shareholders. Under the 1993 LTIP, the Company may grant employees stock awards, stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, performance shares and restricted stock (collectively, the "awards"). The 1993 LTIP is administered by the Compensation Committee, which is authorized to select employees of the Company and its subsidiaries to receive awards, determine the type of awards to be made, determine the number of shares of Common Stock or share units subject to any award and determine the other terms and conditions of such awards to the extent not provided for in the 1993 LTIP. All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to receive awards under the 1993 LTIP. The Compensation Committee may also deem other employees of the Company and its subsidiaries eligible to receive awards of nonstatutory options under the 1993 LTIP. While such criteria are subjective in nature, based on its experience to date under the 1993 LTIP, the Company currently estimates that approximately 600 employees are likely to be eligible to receive awards each year under the 1993 LTIP. In addition, a special grant of stock options to purchase 50 shares was made to a broad group of employees in January 1997; approximately 11,300 employees are eligible for this grant.

The following table presents information concerning awards made under the 1993 LTIP in 1996 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company, all current executive officers as a group, all current directors who are not executive officers as a group and all employees including all current officers who are not executive officers as a group, under the 1993 LTIP. The persons and groups of persons identified below may receive additional awards and other benefits under the 1993 LTIP in the future; however, the amount and timing of any such awards cannot be determined at this time.

                                                   PERFORMANCE
                                                    SHARES(1)                  STOCK OPTIONS
                                                ------------------   ---------------------------------
                                                DOLLAR   NUMBER OF                      EXERCISE PRICE
                                                VALUE      UNITS     NUMBER OF SHARES     PER SHARE
                                                ------   ---------   ----------------   --------------
J. Carter Bacot...............................    $0          0            240,000        $  22.5625
Chairman
Thomas A. Renyi...............................    $0          0            140,000        $  22.5625
President
Samuel F. Chevalier...........................    $0          0             40,000        $  22.5625
Vice Chairman
Alan R. Griffith..............................    $0          0             70,000        $  22.5625
Vice Chairman
Deno D. Papageorge............................    $0          0             80,000        $  22.5625
Vice President
Executive Officer Group.......................    $0          0            914,000        $  22.5625
(including identified officers)
Non-Executive Officer Director Group..........    $0          0                  0
Non-Executive Officer Employee Group(2).......    $0          0          1,676,700        $  22.5625

---------------
(1) An individual earns performance shares based on the performance of the Company.

(2) Does not include an option grant of 2,000 shares made subsequent to the grants in the table at an exercise price of $29.75.

The maximum aggregate number of shares of Common Stock which are available for the grant of awards under the 1993 LTIP shall not exceed the greater of (i) in any year, one percent (1%) of the number of shares of Common Stock outstanding as of January 1 of such year (including treasury shares) or (ii) during the first five years the 1993 LTIP is in effect, five percent (5%) of the number of shares of Common Stock outstanding as of January 1, 1993 (including treasury shares). The maximum number of shares set forth in clause (i) of the preceding sentence will be increased in any year by the number of shares available for grant in any previous years since the effective date of the 1993 LTIP which were not covered by awards granted under the 1993 LTIP in such years. The maximum number of shares in clause

(ii) of the preceding sentence will be increased by one percent (1%) of the increase in the number of outstanding shares of Common Stock for each year that such increase in outstanding shares occurs during the first five years the 1993 LTIP is in effect. Notwithstanding the foregoing, in no event shall (x) more than 24,000,000 shares of Common Stock be available in the aggregate for the issuance of Common Stock pursuant to incentive stock options granted under the 1993 LTIP, or (y) more than 30% of the number of shares of Common Stock available for the grant of awards under the 1993 LTIP be available for the issuance of Common Stock pursuant to performance share or restricted stock awards.

At January 1, 1997, the number of outstanding shares of Common Stock (including treasury shares) was 444,317,786. On March 26, 1997, the closing price of the Common Stock on the NYSE was $38.875 per share.

Stock Awards. Stock awards consist of actual shares of Common Stock which are fully vested on grant, including the right to vote and receive dividends.

Stock Options. Stock options entitle the holder to purchase shares of Common Stock at a per share price determined by the Compensation Committee which price will not be less than the closing price of Common Stock on the NYSE ("Fair Market Value") on the date of grant. Stock options will be exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The Compensation Committee may permit an employee who has received a grant of nonstatutory stock options to transfer the options, subject to such terms and conditions specified by the Compensation Committee, to the employee's spouse and issue (including adopted and step children) or to a trust for the benefit of the employee and such family members.

Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for Federal income tax purposes and the Company will not be entitled to any deduction. If the Common Stock acquired upon exercise is not disposed of within the one-year period beginning on the date of the transfer of the Common Stock to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the Common Stock is disposed of within the one-year or two-year periods referred to above, the optionee will realize ordinary income at the time of disposition in an amount equal to the excess of the Fair Market Value of the Common Stock on the date of exercise (or, if less. the net proceeds of the disposition) over the exercise price, and the Company will be entitled to a corresponding deduction.

Upon the grant of a nonstatutory option, no income will be realized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the optionee will realize ordinary income in the amount by which the Fair Market Value of the Common Stock at the time of exercise exceeds the exercise price, and the Company will be entitled to a corresponding deduction. The Compensation Committee may permit an optionee to satisfy the Company's obligation to withhold required taxes upon the exercise of a nonstatutory option by having the Company retain the number of shares of Common Stock, the Fair Market Value of which is equal to the required withholding amount.

Stock Appreciation Rights. Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option. in addition to a stock option or may be free-standing and unrelated to a stock option and may not be exercised earlier than six months after grant, except in the event of the holder's death or disability. The Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, Common Stock or a combination thereof.

Performance Shares. Performance share awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The number of shares of Common Stock or share units to which the holder is entitled is based upon performance conditions of the Company over a performance period (which in no event may be less than 12 months) as determined by the Compensation Committee. Performance share awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Compensation Committee will determine whether performance shares granted in the form of share units shall be paid in cash, Common Stock or a combination thereof.

Restricted Stock. Restricted stock awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. Restricted stock awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. The Compensation Committee will determine whether restricted stock granted in the form of share units shall be paid in cash, Common Stock or a combination thereof. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Compensation Committee at the time of grant, except that each restriction period may not be less than 12 months.

Change of Control. In the event of a Change of Control (as defined on page 19, above), (i) all stock appreciation rights which have not been granted in tandem with stock options and which have been outstanding for at least six months shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash,
(iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and
(iv) any person who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

The 1993 LTIP, which was effective as of January 1, 1993, was approved by the Company's shareholders at the annual meeting held on May 11, 1993. The 1993 LTIP or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary for the 1993 LTIP to continue to comply with Rule 16b-3 under the Exchange Act. Unless terminated earlier by the Board of Directors, the term of the 1993 LTIP will expire on December 31, 2002.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE ADOPTION OF AMENDMENTS TO THE 1993 LONG-TERM INCENTIVE PLAN.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL WITH RESPECT TO CUMULATIVE VOTING

John J. and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who are the owners of record of 1,328 and 1,344 shares respectively, of the Common Stock of the Company and both co-trustees U/W Lewis D. Gilbert for 660 shares, and Mr. John C. Henry, 5 East 93rd Street, New York, New York 10128, who is the owner of 1,000 shares, have informed the Company that at least one of them intends to present the following proposal at the Annual Meeting:

          "RESOLVED: That the stockholders of Bank of New York Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENTS' STATEMENT IN SUPPORT OF RESOLUTION:

"Continued strong support along the lines we suggest were shown at the last annual meeting when 21.6%, 2003 owners of 30,104,773 shares, were cast in favor of this proposal. The vote against included 1,651 unmarked proxies.

"A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

"The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

"We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

"When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

"Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting, won two awards. Fortune magazine ranked it second in its industry as "America's Most Admired Corporations" and the Wall Street Transcript noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

"Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% or more of the shares cumulative voting applies, it does apply at the latter company.

"In 1995, American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

"If you agree, please mark your proxy FOR this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

At the 1996 Annual Meeting, 78.4% of the votes cast were voted against this proposal. The Board of Directors continues to believe firmly that cumulative voting would not be in the best interests of the Company or its shareholders. This system would enable the holders of relatively small numbers of shares to elect one or more directors to represent their particular interests on the Board. Cumulative voting introduces the possibility of partisanship among Board members and could impair their ability to work together and function as a cohesive unit. This factor might also discourage qualified individuals from accepting an invitation to serve on the Board. To be effective, the Board of Directors must be totally attentive to the collective best interests of all shareholders and must not be responsive to the special concerns of a particular group. Under present procedure an individual can be elected to the Board only by receiving a plurality of the votes cast. The Board of Directors believes that this system has worked well, is in the best interests of all shareholders and should remain in effect.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL WITH RESPECT TO PLACE OF ANNUAL MEETING

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of 668 shares of the Common Stock of the Company, has advised the Company that she intends to present the following proposal at the Annual Meeting:

          RESOLVED: "That the stockholders of Bank of New York recommend that the Board of Directors take the necessary steps to have the annual meeting take place each year in a major city where the Bank of New York has branches."

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION:

          REASONS: "in 1996 Bank of New York had its annual meeting in Newark, Delaware and in 1995 in suburban Patterson, New Jersey, places which are hard to reach for the majority of stockholders."

          "The many problems that Bank of New York has makes maximum attendance by outside independent non-employee stockholders most desirable."

        "If you AGREE, please mark your proxy FOR this proposal."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Limiting the location of the annual meeting to major cities where the Bank has branches would not necessarily result in higher attendance at shareholders' meetings. The location of the Bank's branches may not coincide with the residence of large numbers of shareholders. Several factors have been considered by the Board in selecting the site for recent annual meetings, including enabling shareholders to see places where their Company has important operations. Thus, the 1995 annual meeting was held in Newark, Delaware, the site of your Company's credit card operations. The 1996 annual meeting was held in West Paterson, New Jersey at the headquarters of the Company's New Jersey operations.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission, shareholders who intend to present proposals at the 1998 Annual Meeting of Shareholders must submit such proposals in time for them to be received by the Company on or before November 28, 1997, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                          PHEBE C. MILLER
                                          Secretary

March 31, 1997

                       THE BANK OF NEW YORK COMPANY, INC.
                       48 WALL STREET, NEW YORK, NY 10266

                                     PROXY

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert J. Goebert, Robert E. Keilman and Deno D. Papageorge as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of the Bank of New York Company, Inc. held of record by the undersigned on March 24, 1997 at the annual meeting of shareholders to be held on May 13, 1997 or any adjournment thereof.

        UNLESS OTHERWISE SPECIFIED, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR PROPOSAL (2), FOR PROPOSAL (3), AGAINST PROPOSAL (4) AND AGAINST PROPOSAL (5), IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.



                                THE BANK OF NEW YORK COMPANY, INC.
                                P.O. BOX 11001
                                NEW YORK, N.Y. 10203-0001


Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

 THE
BANK OF
  NEW
 YORK
 COMPANY, INC.                             48 Wall Street, New York, N.Y. 10266
===============================================================================
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of
The Bank of New York Company, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of The Bank of New York Company, Inc. (the "Company") will be held at The Greenwich Library, Cole Auditorium, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, May 13, 1997, at 10:00 a.m., local time, for the following purposes:

     1. To elect sixteen directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year;

     3. To approve the amendment of the 1993 Long Term Incentive Plan of The Bank of New York Company, Inc. which would set a cap on, and require performance goals for, awards to senior management;

     4. To consider a shareholder proposal relating to cumulative voting rights;

     5. To consider a shareholder proposal relating to the place of the annual meeting of shareholders;

     6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 24, 1997 as the time as of which shareholders of the Company entitled to notice of and to vote at the meeting shall be determined.

It is important that your shares be represented at the Annual Meeting. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, SO THAT YOUR VOTE MAY BE RECORDED.

We hope you will be able to attend.

By order of the Board of Directors

/s/ J. Carter Bacot                         /s/ Phebe C. Miller
------------------------                    ------------------------
J. CARTER BACOT                             PHEBE C. MILLER
Chairman of the Board                       Secretary

March 31, 1997

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
             MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:
-------------------------------------------------------------------------------
                                                FOR   WITHHOLD   EXCEPTION
1. ELECTION OF DIRECTORS:
   Nominees: Messrs. Bacot, Barth, Biondi,      [ ]     [ ]        [ ]
   Chaney, Gomory, Griffith, Hennessy, Kogan,
   Luke, Malone, Miller, Morley, Papageorge,
   Ms. Rein, Messrs. Renyi and Sells
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)

   Exceptions:
               ------------------------------------------------------------
                                               FOR    AGAINST   ABSTAIN
2. Ratification of Auditors:
                                               [ ]     [ ]        [ ]

                                               FOR    AGAINST   ABSTAIN
3. Amendment to the 1993
   Long Term Incentive Plan.                   [ ]     [ ]        [ ]

-------------------------------------------------------------------------------
            MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5:
-------------------------------------------------------------------------------
                                               FOR    AGAINST   ABSTAIN
4. Shareholder Proposal regarding
   Cumulative Voting Rights to be              [ ]     [ ]        [ ]
   accorded to shareholders.

                                               FOR    AGAINST   ABSTAIN
5. Shareholder Proposal relating to
   the place of the annual meeting             [ ]     [ ]        [ ]
   of shareholders.

-------------------------------------------------------------------------------

                                Address Change and/or Comments Mark Here   [ ]

                       Please sign exactly as the name appears hereon, if stock is held in names of joint owners, each should sign.

                       Dated                                             , 1997
                             --------------------------------------------

                       --------------------------------------------------------
                                  Signature of Shareholder(s)

                       --------------------------------------------------------
                                  Signature of Shareholder(s)
            -------
                      VOTES MUST BE INDICATED
                      [X] IN BLACK OR BLUE INK.             [ ]

           SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------